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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No. __)/1/


                              United Energy Corp.
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                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)


                                    910900208
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                                 (CUSIP Number)


                                  May 13, 2002
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [_]      Rule 13d-1(d)

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/1/  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 910900208                   13G                      Page 2 of 4 Pages
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1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Nasser J. Kazeminy
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          (a)  [_]
          (b)  [_]
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
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                            5       SOLE VOTING POWER

                                    1,500,000 (See Item 4)
       NUMBER OF            ----------------------------------------------------
        SHARES              6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                     0
         EACH               ----------------------------------------------------
       REPORTING            7       SOLE DISPOSITIVE POWER
      PERSON WITH
                                    1,500,000 (See Item 4)
                            ----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER

                                    0
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,500,000 (See Item 4)
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [_]
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.38% (See Item 4)
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12        TYPE OF REPORTING PERSON*

          IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1 (a)  NAME OF ISSUER:

          United Energy Corp.

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          600 Meadowlands Parkway
          Secaucus, New Jersey, 07094

ITEM 2 (a)  NAME OF PERSON FILING:

          Nasser J. Kazeminy

ITEM 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          760 Island Drive
          Palm Beach, FL 33480

ITEM 2 (c)  CITIZENSHIP:

          United States of America

ITEM 2 (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.01 per share

ITEM 2 (e)  CUSIP NUMBER:

          910900208

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON IS FILING AS A:

          Not applicable

ITEM 4      OWNERSHIP:

          (a) Amount beneficially owned:                           1,500,000 (1)
          (b) Percent of class:                                         6.38%(2)
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote       1,500,000 (1)
              (ii)  Shared power to vote or to direct the vote             0
              (iii) Sole power to dispose or to direct the
                    disposition of                                 1,500,000 (1)
              (iv)  Shared power to dispose or to direct the
                    disposition of                                         0

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(1)  Consists of 1,000,000 Shares of Common Stock and 500,000 Shares of Common
     Stock issuable upon the exercise of a Warrant.

(2) Based on 23,017,003 Shares of Common Stock issued and outstanding as of June 11, 2002, as represented by the Issuer and 500,000 Shares of Common Stock issuable upon the exercise of the Warrant issued to Nasser J. Kazeminy.

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ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

          Not applicable

ITEM 10     CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 12, 2002


                                       /s/  Nasser J. Kazeminy
                                       -----------------------------------------
                                       Nasser J. Kazeminy